Exhibit 10.1

OPERATING AGREEMENT

by and among

NATURE’S SUNSHINE PRODUCTS, INC.,

FOSUN INDUSTRIAL CO., LIMITED

and

NATURE’S SUNSHINE HONG KONG LIMITED

Dated August 25, 2014

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Section 11.13	Consent to Specific Performance	24

Section 11.14	Language	24

ARTICLE XII GOVERNING LAW AND ARBITRATION		24

Section 12.01	Governing Law	24

Section 12.02	Arbitration	25

Appendix A	Definitions

Schedule 2.02(d)	Reserved Matters

Exhibit A	Deed of Adherence

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OPERATING AGREEMENT

This OPERATING AGREEMENT (this “Agreement”), dated as of August 25, 2014 is entered into by and between:

Nature’s Sunshine Hong Kong Limited, a private company limited by shares incorporated under the laws of Hong Kong with company number 2113072 (the “Company”);

Nature’s Sunshine Products, Inc., a company incorporated under the laws of the state of Utah, having its principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah (“NSP”); and

Fosun Industrial Co., Limited, a company incorporated under the Laws of Hong Kong with company number 923961 (“Fosun Industrial”).

RECITALS

A.                                    Pursuant to a Share Subscription Agreement, dated June 26, 2014 (the “Share Subscription Agreement”), NSP and Fosun Industrial have agreed to subscribe for 16,000,000 Shares and 4,000,000 Shares, respectively, of the Company.

B.                                    It is the intention of NSP and Fosun Industrial that the Company will establish two direct wholly-owned Subsidiaries under the Laws of Hong Kong (the “HK Holdcos”), and the HK Holdcos will in turn each establish a wholly-owned Subsidiary under the Laws of the PRC that will engage in (a) the marketing and distribution (including wholesale, retail and e-commerce, but excluding the Direct Selling) of NSP-branded and other designated products in the PRC (the “Retail Subsidiary”) and (b) the Direct Selling of Synergy-branded and other designated products in the PRC (the “DS Subsidiary”), respectively (the DS Subsidiary, together with the Retail Subsidiary, the “PRC Subsidiaries,” and together with the Company and HK Holdcos, the “JV” and each a “JV Company”).

C.                                    The Parties are entering into this Agreement to set out the relationship of the Parties, including, among others, the rights and obligations of the Shareholders, in connection with the management, control and operation of the Company.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

THE COMPANY

Section 1.01                             Business of Company.  The business of the Company shall be, directly and indirectly, to hold shares in the HK Holdcos and the PRC Subsidiaries and through such PRC Subsidiaries, to manufacture, distribute, market and sell NSP-branded, Synergy-branded, and other designated products, including but not limited to herbs, vitamins, nutritional supplements, immunity, cardiovascular, digestive, personal care, weight management and other general health products, and such other businesses or activities, and to make such other investments, as may be approved by the Board from time to time.

Section 1.02                             Name.  The name of the Company shall be “Nature’s Sunshine Hong Kong Limited”; provided, however, that in the event of the termination of the NSP License Agreement, (a) the Company shall promptly cease using the name “Nature’s Sunshine Hong Kong Limited” or any other name that includes the word “Nature’s Sunshine,” “NSP” or any word confusingly similar thereto and shall promptly cease using any trademark or logo that had been licensed to the Company pursuant to the NSP License Agreement and (b) the Shareholders shall promptly pass a special resolution of the Company amending the Company Charter Documents and otherwise effecting such change of name of the Company.  In such event, the Company also shall terminate any sublicenses or other rights to use any such name or logo granted to any of its Subsidiaries or any other Person, and shall promptly cause each of its Subsidiaries to cease using any such name and logo and the amendment of such Subsidiary’s articles of association or other applicable constitutional documents to eliminate the word “Nature’s Sunshine,” “NSP” or any word confusingly similar thereto from the name of such Subsidiary.

Section 1.03                             Term.  The term of the Company shall be perpetual, and the Company shall continue (subject to the terms of the Companies Ordinance) until dissolved in accordance with the terms of this Agreement and applicable Law.

Section 1.04                             Shareholder Obligations.  Each Party shall comply with the provisions of this Agreement in relation to the Company and shall exercise its rights and powers with respect thereto in accordance with, and so as to give effect to, this Agreement and, to the extent such documents are not in conflict with this Agreement, the Company Charter Documents.  To the extent there is any inconsistency between the terms and conditions of this Agreement as they relate to the Company and the Company Charter Documents, the Parties shall cause the Company Charter Documents to be amended (to the extent reasonably practicable and permitted by applicable Law) to conform as closely as practicable to the terms and conditions of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE AND MANAGEMENT

Section 2.01                             Board of Directors.  Number and Composition.  The number of Directors constituting the entire Board shall be three (3) and each Shareholder shall be entitled to designate such number of Directors that is most closely proportional to its Company Pro Rata Share.  As of the Closing, NSP shall be entitled to nominate two (2) Directors (any Director nominated by NSP or its Affiliates being a “NSP Director”), and Fosun Industrial shall be entitled to nominate one (1) Director (any Director nominated by Fosun Industrial or its Affiliates being a “Fosun Industrial Director”).  Each Shareholder agrees to vote its Shares at any shareholders meeting for the election of each candidate nominated by another Shareholder in accordance with this Section 2.01(a) and (b), to ensure such nominated candidate will be elected.  One of the NSP Directors shall be appointed as the Chairman for so long as NSP and/or its Affiliates hold a majority of the issued and outstanding Shares; the Fosun Industrial Director shall be appointed as the Vice Chairman.  The Vice Chairman shall have the authority to perform the duties of the Chairman in the absence of the Chairman.

(b)                       Removal and Replacement of Directors.

(i)                                     A Director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of the Shareholders in accordance with this Section 2.01(b).  Each Shareholder shall vote its Shares for the removal of a Director upon the written request of the Shareholder that nominated such Director.  Otherwise, no Shareholder shall vote for the removal of any Director.

(ii)                                  If as a result of death, disability, retirement, resignation of removal (with or without cause) of a Director, there shall exist or occur any vacancy on the Board, the Shareholder that nominated such Director will have the right to nominate such Director’s successor or replacement, and the Shareholders and the Company shall cause such successor or replacement Director to be elected to fill such vacancy as soon as practicable after such vacancy occurs.

(c)                        Authority of the Board.  Subject only to the provisions of this Agreement, the Company Charter Documents and applicable Law:

(i)                                     The Board shall have ultimate responsibility for management and control of the Company; and

(ii)                                  The Board may from time to time and at any time: (x) appoint Senior Managers of the Company, (y) delegate to such Senior Managers any power or authority granted to the Board pursuant to this Agreement, the Company Charter Documents or applicable Law, provided that any delegation of power or authority to the Senior Managers with respect to any Reserved Matters shall be subject to the resolution of such Reserved Matters pursuant to Section 2.02(d) and (z) annul or vary such appointment and delegation.

Section 2.02                             Board Meetings.

(a)                       Frequency and Location.  Meetings of the Board shall take place at least once each calendar quarter.  Meetings shall be held in a location agreed upon by a NSP Director and a Fosun Industrial Director or failing such agreement at the principal offices of the Company.  It is the intention of the Shareholders that meetings of the Board will be held to the extent possible in coordination and conjunction with meetings of the board of directors of NSP to minimize travel and time commitments of Board members.

(b)                       Notice.  A meeting may be called by the Chairman or Vice Chairman, by written notice to the Secretary specifying the date, time and agenda for such meeting.  The Secretary shall, upon receipt of any such notice, provide a copy of such notice to all Directors, accompanied by an agenda specifying the business of such meeting and copies of all documents and other information available and materially relevant for such meeting.  Not less than ten (10) days’ prior notice of a Board meeting shall be given to all Directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 2.02(c), and (ii) may be waived or reduced with the written consent of all of the Directors.  The attendance of any Director at any meeting of the Board shall constitute a waiver of notice of such meeting by such Director, except where such member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting has not been properly called or convened.

(c)                                  Quorum.  All meetings of the Board shall require a quorum of two (2) Directors including at least (i) one (1) NSP Director and (ii) one (1) Fosun Industrial Director, in each case so long as at least one NSP Director and one Fosun Industrial Director, respectively, are on the Board.  If such a quorum is not present within two hours from the time specified for the meeting, the meeting shall adjourn to such place and time as the Chairman shall decide, which shall be no earlier than ten (10) days and no later than sixty (60) days after written notice of such adjourned meeting has been given to all Directors (unless all Directors otherwise consent to a different date), and, if at such adjourned meeting, an NSP Director is present but such quorum is still not present, then those Directors present at such adjourned meeting shall be deemed a quorum and may transact the business for which such adjourned meeting was originally convened, provided, however, that at such adjourned meeting, the Directors shall not act on any Reserved Matter without the approval of the Fosun Industrial Director.

(d)                                 Voting; Reserved Matters.  At any Board meeting, each Director may exercise one vote.  Any Director may, by written notice to the Secretary, authorize any proxy to attend and vote as his alternate at any Board meeting.  Except as otherwise required pursuant to the provisions of this Agreement (including Section 2.02(e) and (f)), the adoption of any resolution of the Board shall require the approval of a majority of the Directors present at a duly constituted meeting of the Board, which approval shall include the affirmative votes of at least one NSP Director and one Fosun Industrial Director (in each case so long as at least one NSP Director and one Fosun Industrial Director, respectively, are on the Board) for any matters specified in Schedule 2.02(d) (each such matter, a “Reserved Matter”).  In the event any Reserved Matter is included (and the specific terms thereof are described) in the currently effective Annual Budget or Business Plan approved pursuant to the requirements of this Section 2.02(d), such item shall be deemed to also have been approved pursuant to such requirements.

(e)                        Actions Committed to the Discretion of the NSP Directors.  So long as an NSP Director is on the Board, the NSP Directors, in their capacity as such and their capacity as directors of the Governing Board of each other JV Company, shall have sole and exclusive authority, and may exercise all the powers of the Board and the Governing Board of each other JV Company, as applicable, with respect to the following actions, and no such action shall be taken by the Company or any of its Subsidiaries without the approval of the NSP Directors:

(i)                                     the nomination of (A) officer(s) (other than Directors) of the Company and the HK Holdcos, and (B) the general manager, controller, supervisor and legal representative of each PRC Subsidiary; and

(ii)                                  the control and custody of all the chops, stamps and seals of each JV Company.

(f)                         Actions Committed to the Discretion of the Fosun Industrial Director.  So long as a Fosun Industrial Director is on the Board, the Fosun Industrial Director, in its capacity as such and its capacity as director of the Governing Board of each other JV Company, shall have sole and exclusive authority, and may exercise all the powers of the Board and the Governing Board of each other JV Company, as applicable, with respect to the nomination of the vice general manager of each PRC Subsidiary, and no such action shall be taken by the Company or any of its Subsidiaries without the approval of the Fosun Industrial Director.

(g)                        Deadlock and Resolution Committee.

(i)                                     A “Deadlock” will be constituted under this Agreement if (A) the required affirmative votes for any Reserved Matter, cannot be obtained at two consecutive Board meetings on the same proposal, and (B) either Shareholder has given written notice (the “Deadlock Notice”) to the other Shareholder within ten (10) days following the end of the second Board meeting setting out its position on the matter in dispute and its reasons therefor.

(ii)                                  If any Deadlock arises pursuant to Section 2.02(g)(i), each Shareholder shall, within ten (10) days of issuance of the Deadlock Notice promptly appoint two representatives who are, if possible, senior to the NSP Directors or Fosun Industrial Director, as applicable (the “Senior Representatives”), to form a resolution committee (the “Resolution Committee”) to deal with the Deadlock and shall notify the other Shareholder of such appointment.  The Resolution Committee members shall enter into reasonable, good faith negotiations and make their best efforts to find a solution for the Deadlock within thirty (30) days of the issuance of Deadlock Notice.

(iii)                               The Parties shall continue to perform all of their respective obligations under this Agreement during the period of Deadlock, provided that any Reserved Matters shall be resolved pursuant to Section 2.02(d) and Section 2.02(g)(i) and (ii).

(h)                       Means of Participation.  Directors may participate in a Board meeting by telephone or video conference; provided that each Director can hear and be heard by all the other Directors throughout the meeting, and such participation shall constitute presence for purposes of the quorum provisions of Section 2.02(c).

(i)                           Expenses.  The Company shall reimburse the Directors for their reasonable travel, lodging and other costs of attendance at meetings of the Board, provided that such costs are within the Annual Budget as approved by the Board.

(j)                          Action by Written Consent.  Any action that may be taken by the Directors at a duly constituted meeting may be taken by a written resolution (in one or more counterparts) signed by all the Directors.

(k)                       Committees.  If the Board so determines, it shall establish an Audit Committee and a Compensation Committee and such other committees as it deems appropriate.  The composition, power, responsibilities and rules of procedures of such committees shall be adopted by the Board.

Section 2.03                             Director & Officer Liability Insurance.  If the Board so determines, the Company shall purchase, and maintain at all times from and after the Closing, director and officer liability insurance (with the amount of the coverage determined by the Board) for all directors and officers of the Company, retroactive to the date of formation of the Company.

Section 2.04                             General Shareholder Rights and Obligations.

(a)                       Effective from the Closing Date, (i) each Shareholder shall vote its Shares at any annual general meeting or a general meeting of Shareholders (each, a “Shareholders Meeting”), and (ii) each Party shall take all other actions necessary, in each case to give effect to the provisions of this Agreement and, to the extent such documents are not in conflict with this Agreement, the Company Charter Documents.

(b)                       Each Shareholder shall be entitled to examine the Books and Records of the JV Companies and shall have reasonable access, at all reasonable times, to any and all properties and assets of the JV Companies. Further, the Company, on its own behalf and on behalf of each of the other JV Companies, undertakes to each of the Shareholders that it will supply each of the Shareholders with all information, including copies of all published accounts, reports, notices of meetings of the JV Companies and all other circulars and notices issued or given to members of or those dealing with the JV Companies, relating to their businesses or otherwise to the affairs and financial or other position of the JV Companies.

The Shareholders and the Company agree that, for this purpose, the Directors shall be entitled to pass any information relating to the JV Companies, their businesses or affairs to any Shareholder, and neither the other Shareholder nor the Company shall raise any objection to such passing of information nor allege any breach of any duty of confidence to the Company as a result of such action.

Section 2.05                             Shareholder Actions.

(a)                       Meetings.  The Company shall convene an annual general meeting of Shareholders within four months after the end of each Financial Year, and shall convene a general meeting of Shareholders when requested by Shareholders representing not less than five percent (5%) of the issued and outstanding Shares.  All such meetings shall be conducted in accordance with the terms hereof, the Company Charter Documents and applicable Law and shall be presided over by the Chairman or, in his absence, the Vice Chairman.

(b)                       Notice.  All Shareholders Meetings called for under Section 2.05(a) shall be convened by the Chairman or, in his absence, the Vice Chairman, giving notice to the Secretary specifying the date, time and agenda for such meeting.  The Secretary shall, upon receipt of such notice, give a copy of such notice to each Shareholder, accompanied by an agenda specifying the business of such meeting.  Not less than twenty-one (21) days’ prior notice shall be given to all Shareholders; provided, however, that such notice period (i) shall not apply in the case of a general meeting pursuant to Section 2.05(a), the notice period of which shall be fourteen (14) days, (ii) shall not apply in the case of an adjourned meeting pursuant to Section 2.05(c), and (iii) may be waived or reduced with the written consent of all Shareholders.

(c)                        Quorum.  At any Shareholders Meeting, presence of the Shareholders holding at least a majority of the issued and outstanding Shares (including a duly authorized representative of each of NSP and Fosun Industrial for any Shareholders Meeting at which a Reserved Matter will be discussed) shall constitute a quorum.  If such a quorum is not present within two hours from the time appointed for the Shareholders Meeting due to the absence of sufficient Shareholders or of any duly authorized representative of a Shareholder (the “Absent Shareholder”), the meeting shall adjourn to such place and time as the Chairman shall decide, which shall be no earlier than ten (10) days and no later than sixty (60) days after written notice of such adjourned meeting has been given to all Shareholders, and, if at such adjourned meeting, NSP or a duly authorized representative of NSP is present but such quorum is still not present due to the absence of sufficient Shareholders or the continuing absence of the Absent Shareholder, the Shareholder(s) present at such adjourned meeting shall be deemed a quorum and may transact the business for which such adjourned meeting was originally convened, provided, however, that at such adjourned meeting, the Shareholders shall not act on any Reserved Matter without the approval of the Fosun Industrial.

(d)                       Voting; Reserved Matters.  The adoption of any resolution of a Shareholders Meeting shall require the approval of Shareholders holding at least a majority of the issued and outstanding Shares represented at a duly convened Shareholders Meeting, which approval shall include the affirmative votes of each of NSP and Fosun Industrial acting in their capacities as Shareholders for any Reserved Matters required by applicable Law to be approved by the Shareholders (which Reserved Matters also require the approval specified in Section 2.02(d)).

(e)                        Means of Participation.  To the extent permitted by applicable Law, (i) Shareholders may participate in a Shareholders Meeting by means of a telephone or video conference allowing all Persons participating in the meeting to hear each other at the same time, and (ii) participation by such means shall constitute presence for purposes of the quorum provisions of Section 2.05(c).

(f)                         Action by Written Consent.  Any action that may be taken by the Shareholders at a duly constituted meeting may be taken by a written resolution (in one or more counterparts) signed by all the Shareholders.

Section 2.06                             Annual Budget.

(a)                                 The Company shall prepare an Annual Budget in respect of each year of operation of the JV.  The Board shall use all reasonable efforts to agree to and adopt an initial Annual Budget in respect of the Financial Year of the JV ending December 31, 2014 (the “Initial Budget”), promptly following the date of this Agreement.  For each Financial Year of the JV subsequent to that ending December 31, 2014, the general manager and controller of each PRC Subsidiary shall jointly submit to the Board at least ninety (90) days prior to the start of such Financial Year of the JV a proposed Annual Budget for such ensuing Financial Year (the “Proposed Annual Budget”).  The Proposed Annual Budget for any Financial Year of the JV (as it may be amended by the Board), if approved by the Board as a Reserved Matter under Section 2.02(d),  shall be the Annual Budget in effect for such Financial Year.

(b)                                 If by the first day of any Financial Year that commences after the Financial Year ended December 31, 2014, a Proposed Annual Budget for such Financial Year shall not have been approved by the Board, then the Annual Budget in effect for the preceding Financial Year, with each line item increased by 10% to the extent consistent with the Business Plan covering such Financial Year of the Proposed Annual Budget, shall continue to be in effect for such Financial Year until a Proposed Annual Budget for such Financial Year shall have been approved by the Board as provided herein; provided, however, that such deemed adoption shall not preclude a dispute with respect to an Annual Budget from being the subject of a Deadlock Notice.

(c)                                  The Board may ratify any Annual Budget deemed to be in effect pursuant to Section 2.06(b).

Section 2.07                             Business Plan.  Promptly following the date of this Agreement, the Board shall use all reasonable efforts to agree to and adopt an initial Business Plan of the JV for the period from the date of this Agreement to December 31, 2019, which shall include plans and execution items for the establishment of the HK Holdcos and PRC Subsidiaries as described in Recital B hereto and the conduct of their respective businesses.  The Business Plan shall be reviewed, revised and updated annually at least sixty (60) days prior to the commencement of each Financial Year.  Any such revised and updated Business Plan, if approved by the Board as a Reserved Matter under Section 2.02(d), shall be the Business Plan in effect for such Financial Year.

Section 2.08                             Senior Managers.

(a)                                 The Company and the HK Holdcos shall each maintain the minimum number of Senior Managers required under applicable Law.  The Senior Managers of the

Company shall be appointed by the Board and the Senior Managers of each HK Holdco shall be appointed by its Governing Board.

(b)                                 In addition to a Chairman and a Vice Chairman, each PRC Subsidiary’s Senior Managers shall include a general manager, a vice general manager, a controller and a supervisor and such other officers and executives as the Governing Board of such PRC Subsidiary may deem appropriate.  The Senior Managers of each PRC Subsidiary shall be appointed by its Governing Board.

(c)                                  Subject to Section 2.02(e), the general manager of each PRC Subsidiary shall be a nominee appointed by the Governing Board of such PRC Subsidiary, and shall hold office for a renewable term of up to three (3) years, with such term expiring on the last day of the applicable Financial Year of the JV.  The general manager shall report to the Governing Board of such PRC Subsidiary.  The general manager may attend meetings of the Governing Board of such PRC Subsidiary at the invitation of such Governing Board but shall have no right to attend or vote at any meetings of such Governing Board unless also elected as a director.  Notwithstanding anything else herein to the contrary, the general manager may be removed from such office at any time, with or without cause, by the Governing Board of such PRC Subsidiary.  Subject to the supervision of such Governing Board, the general manager shall be responsible for executing its resolutions and directives consistent with this Agreement, including having overall responsibility for implementation of the strategic initiatives and day-to-day management of the business of such PRC Subsidiary.

(d)                                 Subject to Section 2.02(f), the vice general manager of each PRC Subsidiary shall be a nominee appointed by the Governing Board of such PRC Subsidiary,  and shall hold office for a renewable term of up to three (3) years, with such term expiring on the last day of the applicable Financial Year of the JV.  The vice general manager shall report to the general manager and the Governing Board of such PRC Subsidiary, and may attend meetings of the Governing Board of such PRC Subsidiary at the invitation of the Governing Board but shall have no right to attend or vote at any meetings of such Governing Board unless also elected as a director.  Notwithstanding anything else herein to the contrary, the vice general manager may be removed from such office at any time, with or without cause, by the Governing Board of such PRC Subsidiary.  Subject to the supervision of such Governing Board, the vice general manager shall be a senior administrative officer of such PRC Subsidiary mainly responsible for administrative activities, and serve to facilitate coordination and flow of information regarding such PRC Subsidiary to Fosun Industrial with a view to ensure optimal and efficient communication with Fosun Industrial and utilization of Fosun Industrial’s resources where appropriate for the benefit of such PRC Subsidiary.

(e)                                  Subject to Section 2.02(e), the controller of each PRC Subsidiary shall be a nominee appointed by the Governing Board of such PRC Subsidiary, and shall hold office for a renewable term of up to three (3) years, with such term expiring on the last day of the applicable Financial Year of the JV.  The controller shall report to the general manager, the Governing Board of such PRC Subsidiary, the Audit Committee of the Board (if established), and may attend meetings of the Governing Board of such PRC Subsidiary and/or Audit Committee at the invitation of such Governing Board or Audit Committee, as applicable, but shall have no right to attend or vote at any meetings of such Governing Board or Audit Committee unless also elected as a director or member of the Audit Committee.  Subject to the supervision of such Governing Board and Audit Committee, the controller shall be responsible for the financial management of such PRC Subsidiary, including establishing and overseeing internal controls and financial and tax reporting, shall inform the vice general manager of the financial activities of such PRC Subsidiary, and shall have supervisory authority over the other personnel of such PRC Subsidiary having responsibility for financial and tax matters.

(f)                                   Notwithstanding the foregoing but subject to applicable Law, the Board may remove any Senior Manager of the Company and the Governing Board of each other JV Company may remove any Senior Manager of such JV Company.  The requirements set forth above in this Section 2.08 and Section 2.02(e) and (f) shall apply to the nomination and appointment of any replacement general manager, vice general manager or controller of a PRC Subsidiary.

Section 2.09                             Reimbursement of Expenses.  The Company shall reimburse the officers of the Company for their reasonable travel and other out-of-pocket expenses incurred in connection with their responsibilities as such officers, provided that such costs are within the Annual Budget as approved by the Board.

Section 2.10                             Corporate Governance of the other JV Companies.  The total number and rights of directors and the right to appoint, remove or nominate directors of all JV Companies shall be the same as set out in Section 2.01, and the rights, terms and conditions set out in this ARTICLE II shall be applied in respect of all JV Companies mutatis mutandis, to the extent applicable and permissible under laws of the jurisdiction where such Subsidiaries are incorporated.  To the extent that a Shareholder retains the right to nominate any Director under Section 2.01, such Shareholder shall cause the composition of such Governing Board of the HK Holdcos and PRC Subsidiaries to be identical to the composition of the Board at all times.

ARTICLE III

GENERAL AFFAIRS OF THE JV

Section 3.01                             Books and Records.

(a)                       Each JV Company shall keep books, records, and accounts (“Books and Records”), in reasonable detail, which accurately and fairly reflect its transactions and dispositions of assets and liabilities.  The Books and Records shall be maintained in (i) US dollars and in accordance with the laws of Hong Kong and in accordance with US GAAP in the case of the JV Companies established outside of the PRC, and (ii) Renminbi and in accordance with the laws of the PRC and in accordance with PRC GAAP in the case of the JV Companies established in the PRC.

(b)                       The accounts of the Company and of each other JV Company shall be audited annually by a Designated Accounting Firm selected by the Board.

(c)                        Each JV Company shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)                                     transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;

(ii)                                  transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and

(iii)                               actual assets, and recorded assets (and related accounting values) are compared at reasonable intervals and appropriate action is taken to address any inconsistencies.

Section 3.02                             Reports.  The Company shall, and shall cause each of the other JV Companies to, provide to each Shareholder:

(a)                       within ninety (90) days after the end of each Financial Year, annual consolidated financial statements of each of the JV Companies, audited by a Designated Accounting Firm;

(b)                       within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated quarterly financial statements of each of the JV Companies;

(c)                        within fifteen (15) days after the end of each month, unaudited consolidated monthly financial statements of each of the JV Companies;

(d)                       meeting minutes within fifteen (15) days following each Board meeting or Shareholders meeting; and

(e)                        a copy of any notice or communication provided to or received from any other Shareholder by any of the JV Companies.

The financial statements to be provided to the Shareholders under Section 3.02(a) and (b) shall include an income statement, balance sheet, cash flow statement and statement of changes in shareholder equity, prepared in accordance with Section 3.01(a), and shall show the comparable figures for the prior two Financial Years (if applicable) and results for the current period and year to date; the financial statements to be provided to the Shareholders under Section 3.02(c) shall include an income statement and balance sheet, prepared in accordance with Section 3.01(a), and shall show results for the current period and year to date.  All the financial statements and reports shall be prepared in English.

Section 3.03                             Ethical Business Practices.

(a)                       Each JV Company shall adopt and implement written rules, regulations, policies and compliance procedures on legitimate and ethical business practices in relation to its commercial operations with a view to following the best international practices and compliance implemented in the PRC with respect to applicable anti-bribery and anti-corruption laws.

(b)                       In connection with the business of the JV Companies, each JV Company shall (and to the extent that any Shareholder or any of its agents or representatives are authorized to act on behalf of any JV Company, such Shareholder shall and shall require its agents and representatives, in each case in such instance, to): (i) make no payment or transfer of value which has the purpose or effect of public or commercial bribery, and (ii) refuse to accept or acquiesce in kickbacks or other unlawful means of obtaining business.

(c)                        In connection with the business of the JV Companies, the JV Companies shall not use any sales agent or representative unless such agent or representative has been screened to ensure that it has a good business reputation and conducts its business in an ethical fashion and does not appear on the US Treasury Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals List or other OFAC sanctions list.

Section 3.04                             Financial and Money Laundering Compliance.  The business of the JV shall be conducted at all times in compliance with applicable financial record keeping and reporting requirements and anti-money laundering statutes in Hong Kong, the PRC and all other jurisdictions in which any JV Company conducts its business, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered, or enforced by any Governmental Authority in such jurisdictions.

Section 3.05                             Taxation.

(a)                       Each Shareholder shall be solely responsible for, and shall indemnify the Company from and against, any taxes (and related interest, penalties, and additions to tax) imposed upon such Shareholder with respect to its ownership interest in any JV Company, and shall bear any withholding taxes properly payable (and related interest, penalties and additions to tax) that are imposed in connection with dividends and other distributions paid to it by any JV Company.  For the avoidance of doubt, if any governmental taxing authority requires taxes to be withheld from payments made by the Company to a Shareholder or collected on dividends or other distributions paid to such Shareholder by any JV Company, such JV Company shall withhold and properly pay over and report such withholding taxes to the applicable authority, and shall pay the Shareholder the net dividend or distribution amount remaining, and the JV Company shall furnish timely receipts or other official tax certificates showing the amount of withholding taxes paid to the governmental taxing authority with respect to such dividend or other distribution.

(b)                       The Company shall prepare and deliver to such Shareholder such additional information and reports as such Shareholder shall from time to time reasonably request, including without limitation such information as such Shareholder or any of its Affiliates may need to comply with applicable tax laws and regulations or otherwise for their tax purposes, which information and reports shall be delivered as soon as practicable following such request or on such timetable as such Shareholder may reasonably request.

Section 3.06                             Assistance & Independent Audit.

(a)                       The Company undertakes to each of the Shareholders that it will, subject to reimbursement, provide reasonable assistance in the preparation by any Shareholder (and/or Fosun Pharma) of any offering circular, prospectus or other offering document (or supplemental document) required in connection with: (i) any offering of securities (or rights to subscribe for such securities) by that Shareholder or any Affiliate of that Shareholder, or (ii) any requirements in order to comply with the rules of any Stock Exchange on which either Shareholder or any Affiliate of that Shareholder is listed, or (iii) as is otherwise necessary for them to comply with applicable law or regulations as applied from time to time.

(b)                       The Company undertakes to each of the Shareholders that it will allow each of the Shareholders from time to time (at such Shareholder’s own cost) to carry out an audit or review of the businesses and any other affairs of the JV Companies and to designate a person to carry out such audit or review on such Shareholder’s behalf.  Such person (which may, but need not be, the Shareholder itself, an adviser, consultant or contractor of the Shareholder) shall be entitled:

(i)                                     to visit and inspect any premises of the JV Companies and to discuss the affairs, finances and accounts of the JV Companies with their officers and employees;

(ii)                                  to inspect and request and retain copies of any books, records or other documents relating to the businesses or any other affairs of the JV Companies;

and the JV Companies shall afford such access and co-operation as may be reasonable in the circumstances to facilitate the carrying out of such audit or review.

ARTICLE IV

DISTRIBUTIONS

Section 4.01                             General.  All dividends and distributions shall be paid to the Shareholders in proportion to their respective interests in the Company.

Section 4.02                             Mandatory Tax Distributions.  In the event the Company is to be treated as a partnership or disregarded entity for United States tax purposes, as elected by the NSP Directors, the Company shall (to the extent it has profits available for distribution within the meaning of Section 297 of the Companies Ordinance or otherwise has funds legally available for distribution, after reasonable consideration has been given to the measurement and treatment of such profits and their distribution under the relevant U.S. federal tax laws) make annual distributions to the Shareholders (in proportion to their respective interests in the Company) so that the annual amount paid to NSP is not less than NSP’s estimate of the combined federal, state, local and foreign tax obligation of NSP and its Affiliates with respect to NSP’s interest in the JV.  The Company shall (to the extent it is lawfully able to do so) cause its Subsidiaries to pay such dividends or distributions to the Company as may be necessary to fund such distributions to the Shareholders.

ARTICLE V

TRANSFER OF EQUITY INTERESTS

Section 5.01                             Limitation on Transfers.  Without the prior written consent of each Shareholder, which each of them may grant or withhold in its sole and absolute discretion, no Shareholder may Transfer any Shares in the Company, except pursuant to Section 5.02 or Section 5.03.  Any attempt to acquire or Transfer any Shares in violation of this Article V shall be null and void ab initio, and the Company shall not register any such acquisition or Transfer.  Under no circumstances may a Shareholder make a Transfer of all or any part of its interest in the Company if such Transfer would result in a breach of the non-competition provisions set forth in Section 7.01.

Section 5.02                             Permitted Transfers.  A Shareholder may Transfer all or part of its Shares to any wholly-owned Subsidiary of such Shareholder (in the case of Fosun Industrial, to Fosun Pharma or any of its wholly-owned Subsidiaries; each, a “Permitted Transferee”); provided, that (a) such Shareholder shall pay all costs, including any taxes and fees, associated with such Transfer, (b) any Permitted Transferee to whom Shares are Transferred, prior to such Transfer, shall agree to be bound by the terms of this Agreement by executing a Deed of Adherence substantially in the form attached as Exhibit B, (c) no such Transfer shall relieve such Shareholder of its obligations hereunder (and such Shareholder shall be jointly and severally liable with the Permitted Transferee for any violation or breach hereof from the effective date of such Transfer), and (d) all necessary third party consents and Regulatory Approvals with respect to such Transfer shall have been obtained prior to such Transfer.

Section 5.03                             Right of First Refusal.

(a)                       At any time on or after the second (2nd) annual anniversary of the Closing Date, if any Shareholder (the “Transferring Shareholder”) seeks to Transfer all or part of its Shares (the Shares subject to such potential Transfer being the “Offered Shares”), (i) the Transferring Shareholder shall give to the Company and the other Shareholder a written notice of its desire to Transfer the Offered Shares (the “Transfer Notice”), disclosing the proposed transferee, purchase price and other terms and conditions of such Transfer, and (ii) the other Shareholder (by it or through its designated Affiliate) (the “Purchasing Shareholder”) shall have the right (but not the obligation) to purchase all (but not part) of the Offered Shares in accordance with the terms set out in the Transfer Notice by delivering a written notice to the Transferring Shareholder and the Company within twenty (20) days of receipt of the Transfer Notice (the “Option Period”) designating whether the purchase price therefor will be that set forth in the Transfer Notice or the Fair Value.

(b)                       The fair value of the Offered Shares to be purchased (the “Fair Value”) shall be determined under the following procedures: within five (5) days after the expiration of the Option Period, the Transferring Shareholder and the Purchasing Shareholder shall jointly appoint an internationally-recognized “Big Four” accounting firm mutually agreed in writing by the Transferring Shareholder and Purchasing Shareholder, or in the absence of agreement between the Shareholders on the identity of the accounting firm within 15 days of the expiration of the Option Period, an internationally-recognized “Big Four” accounting firm appointed by the President for the time being of the Hong Kong Institute of Certified Public Accountants (or, if he is unavailable, the next most senior officer) on the application of either Shareholder (the “Common Appraiser”).  The Common Appraiser shall submit its written determination of the Fair Value to the Shareholders within thirty (30) days after its appointment.  The Fair Value shall be determined and certified by the Common Appraiser based on the following principles and assumptions: (i) if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so; (ii) the sale is to be on arms’ length terms between a willing seller and a willing buyer; and (iii) the Shares are sold free of all Encumbrances.  The cost of the Common Appraiser shall be shared equally by the Transferring Shareholder and Purchasing Shareholder.  Notwithstanding the foregoing, the Transferring Shareholder may, at its sole discretion, revoke the Transfer Notice by serving a notice in writing to the Purchasing Shareholder within ten (10) days after receipt of the valuation provided by the Common Appraiser, in which case the Transfer shall cease to proceed.

(c)                        Upon the election of the Purchasing Shareholder to exercise its right to purchase all (but not part) of the Offered Shares, and provided that the Transfer Notice has not been revoked according to Section 5.03 (b), the Transferring Shareholder shall sell to the Purchasing Shareholder (or its designated Affiliate), and the Purchasing Shareholder (or its designated Affiliate) shall purchase, such Offered Shares at the price designated by the Purchasing Shareholder in its written notice delivered during the Option Period pursuant to subsection (a) above and otherwise in accordance with the terms set out in the Transfer Notice.  The closing of any purchase and sale of such Offered Shares pursuant to this Section 5.03 shall take place within sixty (60) days after delivery of the Transfer Notice; provided that if the Purchasing Shareholder designates the purchase price of the Offered Shares to be the Fair Value, the closing of the purchase and sale of such Offered Shares shall take place within ninety (90) days after delivery of the Transfer Notice.

(d)                       If the other Shareholder fails to answer or elects not to purchase all of the Offered Shares by written notice delivered within the Option Period, the Transferring

Shareholder may transfer, sell or otherwise dispose of the Offered Shares to the transferee disclosed in the Transfer Notice provided that the purchase price and other terms and conditions of such transfer, sale or disposition shall be no more favorable to the transferee than those set out in the Transfer Notice. In addition, the Transferring Shareholder shall provide the other Shareholder with a copy of the written agreements entered into with such transferee, provided that the Transferring Shareholder may, at its sole discretion, remove such confidential information relating to the Transfer other than those relating to the price and terms as contemplated under the Transfer Notice.

(e)                        In the event that the sale of any Offered Shares to a transferee disclosed in a Transfer Notice is not consummated within ninety (90) days after delivery of the Transfer Notice under subsection (a) above, each Shareholder’s rights under this Section 5.03 shall be re-invoked and shall be applicable to any proposed Transfer of Shares by the Transferring Shareholder pursuant to this Section 5.03.

Section 5.04                             Avoidance of Restrictions.  The Parties agree that the Transfer restrictions in this Agreement and the Company Charter Documents shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in the Shares free of such restrictions.  Any Transfer or other disposal of any shares (or other interest) resulting in any change in Control of a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as a Transfer of the Shares held by that Shareholder for all purposes hereof, and the provisions of this Agreement and the Company Charter Documents that apply in respect of the Transfer of any Shares shall thereupon apply in respect of the Shares so held.  Notwithstanding the foregoing, neither this Section 5.04 or Section 11.05 nor any of the other Transfer restrictions in this Agreement or the Company Charter Documents shall apply to a merger, sale of all or any portion of the stock or all or any portion of the assets of, reorganization, recapitalization or other significant corporate transaction of (i) NSP or any of its direct or indirect shareholders or (ii) Fosun Industrial or any of its direct or indirect shareholders, in each case to the extent not resulting a change of control of such Person.

Section 5.05                             Notice of Transfer.  Within five (5) Business Days after registering any Transfer of Shares on its books, the Company shall send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the Transferor, the name of the Transferee and the number and class of Shares involved.

Section 5.06                             Deed of Adherence.  Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this ARTICLE V unless the transferee of the Shares (unless already bound hereby) has agreed in writing to be bound by executing a Deed of Adherence substantially in the form attached as Exhibit A as a “Shareholder.”

ARTICLE VI

CERTAIN OPERATING MATTERS

Section 6.01                             Strategic Commitments.

(a)                       The Company shall pursue and implement the establishment of the HK Holdcos and the PRC Subsidiaries as described in Recital B hereto and as contemplated in the Business Plan.

(b)                       Responsibilities of NSP. NSP shall be responsible for the following matters, unless otherwise agreed by the Parties:

(i)                                     to assist in setting up the management and operating teams for the JV Companies;

(ii)                                  to assist in determining the products to be sold by the PRC Subsidiaries in the PRC, which shall comply with applicable PRC laws and regulations;

(iii)                               to assist the DS Subsidiary in establishing the Direct Selling system for the DS Subsidiary (including bonus system) pursuant to PRC laws and regulations, and the distribution network for the DS Subsidiary;

(iv)                              to assist the JV in preparing the Business Plan, and to assist the JV in an effort to meet not less than 80% of the sales revenue target and net profits target as approved in the Business Plan; and

(v)                                 to assist the DS Subsidiary in applying for all Governmental Approvals for the DS Subsidiary to engage in Direct Selling in the PRC and to assist the PRC Subsidiaries to apply for all products registrations with the relevant PRC Governmental Authorities.

(c)                        Responsibilities of Fosun Industrial. Fosun Industrial shall be responsible for the following matters, unless otherwise agreed by the Parties:

(i)                                     to assist the DS Subsidiary in applying for all Governmental Approvals for the DS Subsidiary to engage in Direct Selling in the PRC and to assist the PRC Subsidiaries to apply for all products registrations with the relevant PRC Governmental Authorities;

(ii)                                  to assist the Retail Subsidiary in accessing distribution and sales facilities and services for its products, including shelf space at the retail locations owned or operated by Fosun or its Affiliates, on terms no less favorable than those on which Fosun or its Affiliates provide to any other manufacturer of nutritional supplements; and

(iii)                               to assist the DS Subsidiary in identifying, accessing, securing and modifying appropriate facilities to serve as the manufacturing plant for the products of the DS Subsidiary.

Section 6.02                             JV Funds.  The JV Companies shall not commingle their funds with those of any other Person (other than another JV Company).  If either Shareholder or any of such Shareholder’s Affiliates receives any funds to which any JV Company is entitled, such funds shall promptly (and, in any event, within five (5) Business Days following receipt) be remitted to the applicable JV Company and deposited in the bank account of the applicable JV Company.

Section 6.03                             Licensing.  NSP or its Affiliates will license certain NSP-related trademarks and other intellectual property to the Company or any of its wholly-owned Subsidiaries.  The Parties agree that NSP shall be entitled to an annual licensing fee which equals 0.05% of the Company’s total consolidated net sales (exclusive of VAT) in a Financial Year of products bearing such trademarks and/or containing such intellectual property if in such Financial Year, the Company’s net profits, after the pre-tax expenses of such licensing fee payment, exceed its cumulative losses forwarded from the previous Financial Years.  The Parties shall take all reasonable steps to avail themselves of the benefits of the applicable tax treaties.  Details of the licensing arrangement shall be set forth in and subject to the terms and conditions of the NSP License Agreement to be entered into by NSP (or its Affiliates) and the applicable JV Company(s).

Section 6.04                             Indemnification and Insurance.  The Company shall purchase insurance in Hong Kong and shall cause other JV Companies to purchase insurance, in each case customary for an entity engaged in its line of business.

Section 6.05                             Employee Equity Incentive Plan.  The Company may adopt an equity incentive plan for employees of any JV Company.

Section 6.06                             Annual Budget and Business Plan.  Each JV Company shall operate in strict conformity with the Annual Budget and Business Plan then in effect.

ARTICLE VII

EXCLUSIVITY; NON-SOLICITATION

Section 7.01                             Exclusivity.

(a)                       During the Exclusivity Period, NSP and Fosun Industrial agree that the DS Subsidiary shall be their respective exclusive platform for carrying out Direct Selling in the PRC; neither NSP nor Fosun Industrial shall (whether directly or indirectly (including by or through any of its Affiliates), jointly with other parties or solely by itself), engage or participate in Direct Selling in the PRC, and each of NSP and Fosun Industrial shall cause its Affiliates to comply with such restriction.

(b)                                 During the Exclusivity Period, Fosun Industrial shall not (whether directly or indirectly (including by or through any of its Affiliates), jointly with other parties or solely by itself), invest in, own, or control or participate in the ownership, operation or control of any entity or business that engages or participates, by itself or through any of its Affiliates, in Direct Selling in the PRC (each a “Direct Competitor”), and Fosun Industrial shall cause its Affiliates to comply with such restriction.

(c)                                  Notwithstanding anything in the foregoing to the contrary, Fosun Industrial and its Affiliates may (i) continue to conduct and develop their retail and distribution operations, (ii) make or continue to hold fully passive investments of less than three percent (3%) of the outstanding share capital of any Direct Competitor, and (iii) in case that the scope of products or services for which Direct Selling is permitted as of the date hereof under the Administrative Regulation on Direct Selling (直销管理条例) promulgated by the State Council of the PRC on August 23, 2005 and the Circular on Scope of Products Permitted for Direct Selling (公布直销产品范围) issued by the Ministry of Commerce of the PRC and the Administration for Industry and Commerce of the PRC on November 2, 2005 has been expanded and additional products or services are permitted for Direct Selling (“Expanded Products”),  engage or participate in the Direct Selling of such Expanded Products, whether by itself or with any third party (including but not limited to the investment in, ownership of, or control or participation in the ownership, operation or control of any Direct Competitor) ; provided, that Fosun Industrial has given the Company (on behalf of itself and the JV Companies) the prior right to undertake Direct Selling of such Expanded Products, and provided further that, the Company fails to respond, or has declined such right within thirty (30) days after receipt of the written notice from Fosun Industrial.

(d)                       The JV may, at its sole discretion, decide to conduct business or operations in any jurisdictions other than the PRC.

(e)                        Each and every obligation under this Section 7.01 shall be treated as a separate obligation and shall be severally (not jointly) enforceable as such and in the event of any such obligation or obligations being or becoming unenforceable in whole or in part, such part or parts which are unenforceable shall be deleted from such Section and any such deletion shall not affect the enforceability of the remaining parts of such Section.

(f)                         The Parties agree that the restrictive covenants contained in this Section 7.01 are reasonable and necessary for the protection of the JV, and further agree that said covenants are not excessive or unduly onerous upon NSP, Fosun Industrial or their respective Affiliates. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the JV, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.

Section 7.02                             No Solicitation; No Hire.  The JV Companies shall not solicit (directly or indirectly) or knowingly hire any Person who was employed by any Shareholder or its Affiliates, without the written consent of such Shareholder; and no Shareholder shall, and shall cause its Affiliates not to, solicit (directly or indirectly) or knowingly hire any Person who was employed by any JV Company or any other Shareholder for a period commencing from the Closing up to and until the second (2nd) anniversary of the date on which such Shareholder ceases to own all of its respective Shares, without the written consent of the Company or such other Shareholder, unless such hire is carried out through the open market.

ARTICLE VIII

CONFIDENTIALITY AND RESTRICTION ON ANNOUNCEMENTS

Section 8.01                             General Obligation.  Each Party undertakes to the other Parties that it shall not reveal, and that it shall cause that its respective directors, professional advisors, officers, employees, agents and auditors (which shall further include, in the case of the Fosun Industrial solely, Fosun Pharma and its directors, professional advisors, officers, employees, agents and auditors) (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party (each, a “Disclosing Party”), as the case may be, or use any Confidential Information in such manner that is detrimental to the JV or the concerned Party, as the case may be.  The Party receiving the Confidential Information (the “Receiving Party”) on its own behalf and on behalf of each of its Representatives agrees to comply in full with the confidentiality obligations set forth herein and to undertake and ensure that, by its actions, neither the Receiving Party nor any of its Representatives to whom Confidential Information may be disclosed by the Receiving Party will breach the terms of the confidentiality obligations assumed herein and that the Receiving Party will be liable for any breach by its Representatives of the confidentiality obligations hereunder.  The term “Confidential

Information” means, (a) any information concerning the business, operations, technology (including know-how), formulas, investment, finance, transactions, marketing plans and strategies or affairs of any Party or its Affiliates or any JV Company or any of their respective Representatives (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement; and (c) any other information or materials prepared by a Party or its Affiliates or any JV Company or any of their respective Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

Section 8.02                             Exceptions.  The provisions of Section 8.01 shall not apply to:

(a)                       disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)                       disclosure by a Party to a Representative; provided that such Representative (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)                        disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed, or by applicable Law or any Governmental Authority with authority or jurisdiction to require such disclosure, or in connection with any judicial or arbitral process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

(d)                       disclosure to the extent required in connection with a bona fide financing or other corporate transaction of a Party (and provided that the Party obtains an agreement from the party to whom it intends to disclose such information to hold such matters confidential or is otherwise acting in conformity with custom and practice of a “roadshow”).

Section 8.03                             Publicity.  Except as required by applicable Law in the reasonable opinion of legal counsel of a Party, by any Governmental Authority, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without the prior written consent of all the other Parties.  Each Party shall have the right to review and comment on any such publicity release or public announcement of each other Party prior to making any such publicity release or public announcement.

Section 8.04                             Return/Destruction of Confidential Information.  If a Disclosing Party so requests in writing at any time following the termination of this Agreement, the Receiving Party shall at its election immediately (a) return to such Disclosing Party all the Confidential Information of such Disclosing Party received by the Receiving Party, or (b) destroy or permanently erase all Confidential Information of such Disclosing Party in tangible form (whether in written form, electronically stored or otherwise).

Section 8.05                             Term.  The confidentiality obligations set forth in this ARTICLE VIII shall survive the termination of this Agreement for a period of two (2) years from and after such termination.

ARTICLE IX

TERM AND TERMINATION

Section 9.01                             Term; Termination.  This Agreement shall become effective upon the execution and delivery hereof by the Parties.  Once this Agreement has become effective, it shall continue in effect until (i) the Company is liquidated, dissolved or wound-up, or (ii) each of the Parties hereto agrees to terminate this Agreement in writing, or (iii) Fosun Industrial (individually or together with its Affiliates), holds less than 5% of the issued and outstanding Shares; provided, however, that the provisions of ARTICLE VII (Exclusivity; Non-Solicitation), ARTICLE VIII (Confidentiality and Restriction on Announcements), this Section 9.01 (Term; Termination), Section 9.05 (Liability), ARTICLE X (Notices), ARTICLE XI (Miscellaneous) and Article XII (Governing Law and Arbitration) shall survive the termination of this Agreement; and provided further, that this Agreement shall cease to have effect with respect to any Person who is no longer a Shareholder of the Company except that such Person shall continue to be bound by the foregoing specified provisions.

Section 9.02                             Notice of Termination.  Each Shareholder shall be entitled to serve a notice of termination on the other Shareholder if any of the events set out below shall occur:

(a)                                 If commencing from (and including) the third (3rd) Financial Year after Closing, the Company suffers losses for a consecutive period of two (2) full Financial Years;

(b)                       if commencing from (and including) the fourth (4th) full Financial Year after Closing, the JV’s sales revenue for any Financial Year falls below the sales revenue target as stipulated in the Business Plan for that Financial Year by 50% or more. For the purpose of this Section 9.02(b), the sales revenue targets for each of the Financial Year 2018 and 2019 are as follows: 458,000,000 RMB and 991,000,000 RMB;

(c)                        if the DS Subsidiary fails to obtain a Direct Selling license within three (3) years after Closing; or

(d)                       if the other Shareholder becomes bankrupt, or is subject to proceedings for liquidation or dissolution, ceases to carry on business or becomes insolvent.

Section 9.03                             Buy-out; Wind-Up.  In the event either Shareholder gives a notice of termination in accordance with Section 9.02, the Shareholders shall within a period of sixty (60) days after such notice is given conduct negotiations and endeavor to resolve the cause for such notification, including which Shareholder will buy out the other Shareholder’s Shares in the Company; provided, that any Shareholder giving the notice under Section 9.02(d) (a “Solvent Shareholder”) will have the right to buy out the other Shareholder’s Shares without negotiation.  In the event that (a) the Shareholders agree that one Shareholder would buy out the other Shareholder’s Shares in the Company or (b) a Solvent Shareholder agrees in writing to exercise its right to buy out the other Shareholder’s Shares, that Shareholder shall buy out the other Shareholder’s entire Shares in the Company at the Fair Value of the other Shareholder’s Shares at the time of the buy-out.  The Fair Value shall be determined pursuant to Section 5.03(b).  The sale and purchase of the Shares shall be completed within thirty (30) days after the Common Appraiser has submitted its determination of the Fair Value to the Shareholders.

If (a) by the end of the sixty (60)-day period, the Shareholders have not agreed as to which Shareholder will buy out the other’s Shares or a Solvent Shareholder has not agreed in writing to buy out the other Shareholder’s Shares, or (b) in the event an agreed sale and purchase of the Shares is not completed within thirty (30) days after the Common Appraiser has submitted its determination of the Fair Value to the Shareholders, the Shareholders shall procure that a resolution is passed to wind-up the JV Companies.

Section 9.04                             Other Terminations.  Following the expiration of the Lockup Period (as defined in the Stockholder Agreement), in the event Fosun Pharma or any Affiliated Entity (as defined in the Stockholder Agreement) seeks to Transfer any shares of common stock of NSP such that Fosun Pharma and its Affiliated Entities will collectively own less than 5.0% of the outstanding shares of common stock of NSP immediately following such Transfer (the “Major Transfer”), then:

(a)                       Fosun Industrial shall sell to NSP, and NSP shall purchase from Fosun Industrial, Fosun Industrial’s entire Shares in the Company (the “JV Sale”) at the Fair Value of such Shares at the time of sale (as determined pursuant to Section 5.03(b)); and

(b)                       the closing of the JV Sale and the closing of the Major Transfer shall occur concurrently with each other, which shall be as soon as practicable after the Common Appraiser has submitted its determination of the Fair Value to the Shareholders in respect of the JV Sale.

Section 9.05                             Liability.  Nothing in this ARTICLE IX shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

ARTICLE X

NOTICES

Section 10.01                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

If to NSP:

Nature’s Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, Utah 84043
Attention: Chief Executive Officer
Facsimile: +1 (801) 341-7320

with a copy to:

Nature’s Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, Utah 84043
Attention: General Counsel
Facsimile: +1 (801) 723-1334

If to Fosun Industrial:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010, P.R. China
Attention: Hu Jianglin, Vice President
Facsimile: +86 (21) 6332-5581

with a copy to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010, P.R. China
Attention: Chen Xingzhong
Facsimile: +86 (21) 6332-5581

If to the Company:

to the registered office of the Company in Hong Kong

with copies to:

NSP (at the address specified in or pursuant to this Section 10.01); and

Fosun Industrial (at the address specified in or pursuant to this Section 10.01)

ARTICLE XI

MISCELLANEOUS

Section 11.01                      Definitions; Interpretation.

(a)                       Certain Definitions.  Capitalized terms used but not defined in the main body of this Agreement shall have the meanings assigned to them in Appendix A.

(b)                       Treatment of Ambiguities.  The Parties acknowledge that each Party has participated in the drafting of this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                        References; Construction.  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Appendix, Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an appendix, exhibit or schedule to, this Agreement.  The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. A Party or any other Person referenced in this

Agreement includes its successors in title, permitted assigns and permitted transferees. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to be contrary, to be followed by the words “but (is/are) not limited to.”  The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Appendices, Exhibits and Schedules), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference).  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.  Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

Section 11.02                      Legend.  Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

NATURE’S SUNSHINE HONG KONG LIMITED (THE “COMPANY”) IS A COMPANY INCORPORATED UNDER THE LAWS OF HONG KONG SPECIAL ADMINISTRATIVE REGION, AND THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE SHALL NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF THAT OPERATING AGREEMENT, DATED AUGUST 25, 2014 AMONG THE SHAREHOLDERS OF THE COMPANY AND THE COMPANY OR SUBSEQUENTLY ADHERING THERETO AND THE ARTICLES OF ASSOCIATION OF THE COMPANY.  COPIES OF SUCH OPERATING AGREEMENT AND ARTICLES OF ASSOCIATION ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.  THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH ORDINARY SHARES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH OPERATING AGREEMENT AND AND ARTICLES OF ASSOCIATION.

Section 11.03                      Expenses.  Except as otherwise noted herein, each Party shall bear the expenses incurred by it in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder.  The costs of and incidental to incorporating and establishing the Company, and for the Company or any JV Company to take actions required to be taken by them by this Agreement shall be borne and paid by the Company.  If any legal action, including, without limitation, an action for arbitration in accordance with Section 12.02, injunctive relief, or enforcement of any award or decision rendered thereto, is brought relating to a Dispute, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a voluntary dismissal by the Party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

Section 11.04                      Discrepancies.  If there is any discrepancy between any provision of this Agreement and any provision of the Company Charter Documents, the provisions of this Agreement shall prevail as between the Shareholders only, and the Parties shall cause the Company Charter Documents to be promptly amended, to the extent permitted by applicable Law, in order to conform to this Agreement.

Section 11.05                      Assignment.  Without the prior written consent of the other Parties (other than the Company), no Party may assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement other than, in the case of a Shareholder, to its Permitted Transferee in connection with transfers of Shares expressly permitted under this Agreement.  Any purported assignment or other disposition without the prior written consent of the other Parties (other than the Company) other than by a Shareholder to its Permitted Transferee shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.06                      No Agency.  No Party to this Agreement, acting solely in its capacity as such, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board.  Any Party that takes any action or binds the Company in violation of this Section shall be solely responsible for, and shall indemnify the Company and each other Party against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Party, as the case may be, may at any time become subject to or liable for by reason of such violation.  The provisions of this Section 11.06 shall survive the termination of this Agreement for two years commencing from such termination.

Section 11.07                      No Partnership.  The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law.  The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as Parties to this Agreement.  To the extent that any Party, by word or action, represents to another Person that any Party is a partner or that the Company is a partnership, the Party making such representation shall be liable to any other Party that incurs any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation. The provisions of this Section 11.07 shall survive the termination of this Agreement for two years commencing from such termination.

Section 11.08                      Amendment.  Except as otherwise expressly provided in this Agreement, this Agreement may not be amended, modified or supplemented except by a written instrument executed by the Parties hereto.

Section 11.09                      Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

Section 11.10                      Entire Agreement.  This Agreement, together with the Share Subscription Agreement and each other agreement described herein or therein, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, among the Parties.

Section 11.11                      Severability.

(a)                       Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such.

(b)                       If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect (i) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or (ii) the legality, validity or enforceability in any other jurisdictions of that or any other term of this Agreement.

(c)                        If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, it shall be replaced by a mutually acceptable provision, which being valid, legal, enforceable and in compliance with applicable government policy comes closest to the intention of the Parties underlying such illegal, invalid or unenforceable provision

Section 11.12                      Counterparts.  This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

Section 11.13                      Consent to Specific Performance.  The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder, and that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached.  Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties have an adequate remedy at law.

Section 11.14                      Language.  This Agreement shall be executed in English.

ARTICLE XII

GOVERNING LAW AND ARBITRATION

Section 12.01                      Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to the principles of conflicts of law of any jurisdiction.

Section 12.02                      Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each a “Dispute”), shall be settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when the Notice of Arbitration (as defined by the Arbitration Rules) is submitted in accordance with these Arbitration Rules.  The number of arbitrators shall be three.  The arbitration proceedings shall be conducted in English.  Each Party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party. Any award made by the arbitral tribunal shall be final and binding on each of the Parties that were parties to the Dispute. Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Nature’s Sunshine Hong Kong Limited

By:	/s/ Gregory L. Probert
Name: Gregory L. Probert
Title: Director

Nature’s Sunshine Products, Inc.

By:	/s/ Gregory L. Probert
Name: Gregory L. Probert
Title: Chairman and CEO

Fosun Industrial Co., Limited

By:	/s/ Chen Qiyu
Name: Chen Qiyu
Title: Chairman

[Signature page of Operating Agreement]

APPENDIX A

DEFINITIONS

In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons; provided, however, that for purposes of this Agreement, (x) “Affiliate” of Fosun Industrial shall mean Fosun Pharma and any Person or group of Persons that are directly or indirectly controlled by Fosun Pharma; and (y) the Company shall not be considered an Affiliate of NSP or Fosun Industrial with respect to the period following the Closing.

“Annual Budget” means, for any Financial Year, either (i) the budget and projected balance sheet, income statement and sources and uses of funds statement for the Company and its Subsidiaries, on a consolidated and consolidating basis, for such Financial Year, as approved by the Board in accordance with this Agreement, or (ii) the budget deemed to be the Annual Budget pursuant to Section 2.06(b) for such Financial Year, in either case, conforming in form to the Initial Budget and containing information in all categories included in the Initial Budget, as amended or modified from time to time pursuant to Section 2.06.  Unless the context otherwise requires, references to the Annual Budget shall be deemed to be references to the Annual Budget then in effect.

“Associate” means, with respect to any Person or group of Persons: (a) a corporation, partnership, joint venture or other entity of which such Person or group of Persons is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of ten percent (10%) or more of (i) any class or type of equity securities or other profits interest or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York, Hong Kong or Beijing, China.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Business Plan” means a written plan setting forth the strategic, business and operational plan of the JV for the applicable period (updated annually in accordance with Section 2.07), including without limitation a plan for the strategic direction of the JV’s business and a detailed plan for the operations of the JV, including, inter alia, projections for manpower, capital expenditure, external funding, and other operational and business areas.

“Chairman” means the chairman of the Board.

“Closing” has the meaning set forth in the Share Subscription Agreement.

Appendix A -1

“Closing Date” has the meaning set forth in the Share Subscription Agreement.

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) and the Companies Ordinance (Winding Up and Miscellaneous Provisions) (Chapter 32 of the Laws of Hong Kong).

“Company Charter Documents” means the Articles of Association of the Company, as amended from time to time.

“Company Pro Rata Share” means, with respect to a Shareholder, the proportion that the number of Shares held by such Shareholder bears to the aggregate number of Shares held by all Shareholders.

“control” means (i) ownership of more than 50% of the outstanding shares or other existing interests or registered capital of such Person or (ii) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Designated Accounting Firm” means any of the following accounting firms, whose appointment shall require the approval of the Board: Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.

“Direct Selling” means direct selling of goods or services in accordance with the Administrative Regulation on Direct Selling (直销管理条例, “ARDS”) promulgated by the State Council of the PRC on August 23, 2005 (as amended from time to time) and pursuant to a direct selling license (直销经营许可证) issued under ARDS.

“Director” means a director of the Company.

“Encumbrance” means any lien, mortgage, pledge, license, covenant not to sue, claim, charge, security interest or other encumbrance, option or defect on title or any similar arrangement or interest in real or personal property, but excluding restrictions on transfer created by applicable securities Laws.

“Equity Interests” means, with respect to any Person, such Person’s capital stock, issued share capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, issued share capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exclusivity Period” means the period commencing from the Closing up to and until the date twenty-four (24) months following the date on which either NSP or Fosun Industrial (and their respective Affiliate(s)) ceases to own all of their respective Shares.

Appendix A -2

“Fosun Pharma” means Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (上海复星医药(集团)股份有限公司), a company incorporated under the laws of the PRC, having its registered address at 9/F, 510 Caoyang Road, Shanghai and 100% owner of Fosun Industrial.

“Financial Year” means the financial or fiscal year of the Company, which ends on December 31 of each year.

“Governing Board” means, with respect to any direct or indirect Subsidiary or Associate of the Company, the board of directors or similar governing board of such Subsidiary or Associate.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Laws” shall mean all applicable statutes, laws, regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“NSP License Agreement” means a trademark license agreement pursuant to which NSP or its Affiliates shall grant to the Company and/or any of its wholly-owned Subsidiaries a license to use certain NSP-related trademarks or other intellectual property.

“Party” means any signatory to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” means the People’s Republic of China and solely for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“PRC GAAP” means the generally accepted accounting principles in the PRC.

“Regulatory Approvals” means any approvals required by any Governmental Authority with competent jurisdiction (and “Regulatory Approval” shall be construed accordingly).

“RMB” means Renminbi, the lawful currency of the PRC.

“Secretary” means the Person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any Person appointed by the Board to perform any of the duties of the Secretary.

“Senior Managers” means officers (other than directors) or employees at or above the department managerial rank of a JV Company, which in the case of the PRC Subsidiaries

Appendix A -3

may include the general manager, vice general manager and controller, or their respective functional equivalents, as applicable.

“Shareholder” means each of NSP and Fosun Industrial.

“Shares” means the Company’s ordinary shares.

“Stockholder Agreement” means the Stockholder Agreement dated June 26, 2014 between NSP and Fosun Pharma.

“Subsidiary” means, with respect to any Person, any Affiliate of such Person that is not a natural person and is directly or indirectly controlled by such Person.

“Transfer” means, with respect to any security, any sale, transfer, assignment, gift, disposition of, creation of any Encumbrance over or other transfer, whether directly or indirectly and whether voluntarily or by operation of law, of the legal or beneficial ownership or economic benefits of such security.

“Transaction Documents” has the meaning set forth in the Subscription Agreement.

“US” or “United States” means the United States of America.

“US GAAP” means the generally accepted accounting principles in the United States.

“US$” means United States Dollars, the lawful currency of the United States.

“Vice Chairman” means the vice chairman of the Board.

Term	Section
Absent Shareholder	Section 2.05(c)
Agreement	Preamble
Books and Records	Section 3.01(a)
Common Appraiser	Section 5.03(b)
Company	Preamble
Confidential Information	Section 8.01
Deadlock Notice	Section 2.02(g)(i)
Disclosing Party	Section 5.03(a)
Direct Competitor	Section 7.01(b)
Dispute	Section 12.02
DS Subsidiary	Recitals
Fair Value	Section 5.03(b)
Fosun Industrial	Preamble
Fosun Industrial Director	Section 2.01(a)
HKIAC	Section 12.02
HK Holdcos	Recitals
Initial Budget	Section 2.06(a)
JV	Recitals
JV Company	Recitals
JV Sale	Section 9.04(a)
Major Transfer	Section 9.04(a)

Appendix A -4

Term	Section
NSP	Preamble
NSP Director	Section 2.01(a)
OFAC	Section 3.03(c)
Offered Shares	Section 5.03(a)
Permitted Transferee	Section 5.02
Option Period	Section 5.03(a)
PRC Subsidiaries	Recitals
Proposed Annual Budget	Section 2.06(a)
Receiving Party	Section 8.01
Representatives	Section 8.01
Reserved Matter	Section 2.02(d)
Resolution Committee	Section 2.02(g)(ii)
Retail Subsidiary	Recitals
Senior Representatives	Section 2.02(g)(ii)
Share Subscription Agreement	Recitals
Shareholders Meeting	Section 2.04(a)
Solvent Shareholder	Section 9.03
Transfer Notice	Section 5.03(a)
Transferring Shareholder	Section 5.03(a)

Appendix A -5

Schedule 2.02(d)
Reserved Matters

(a)                                 the approval of the Annual Budget and the Business Plan and any amendment thereof or any material deviation from the Annual Budget or Business Plan then in effect, such approval not to be unreasonably withheld or delayed;

(b)                                 any amendment or modification of the Articles of Association or bylaws (or comparable instrument) of any JV Company ;

(c)                                  the transfer of any Equity Interests in any JV Company, other than a transfer to another JV Company;

(d)                                 the repurchase or redemption of any Equity Interests or capital reduction in any JV Company or the issuance of new Equity Interests or capital increase, or grant of any right or option to acquire any such Equity Interests;

(e)                                  any stock split (or reverse stock split), stock dividend, conversion or reclassification of any Equity Interests in any JV Company;

(f)                                   any change to the composition of the Board or any Governing Board other than in accordance with the provisions of Section 2.01;

(g)                                  the liquidation or dissolution of any JV Company;

(h)                                 the acquisition of any Equity Interests (or any right to acquire any Equity Interests) in any other Person or entity, including the establishment or capitalization of any Subsidiary, joint venture, partnership or other similar enterprise except as contemplated in the Transaction Documents or in the Annual Budget or Business Plan then in effect;

(i)                                     the approval of fundamental internal control policies (including without limitation policies on use of chops, stamps and seals) of any JV Company;

(j)                                    the incurring of any liability or expenditure not contemplated by the Annual Budget then in effect exceeding RMB1,000,000 in aggregate in any one Financial Year;

(k)                                 the creation or grant of any Encumbrance in respect of all or any part of the undertaking, property or assets of any JV Company with a value of more than RMB500,000;

(l)                                     the incurrence by any JV Company of any borrowings or other indebtedness or obligation in the nature of borrowings (including, without limitation, obligations pursuant to any debenture, bond, note, loan stock or other security of such JV Company and obligations pursuant to finance leases)  except for trade credit from suppliers in respect of the sale of goods or services by such supplier in the ordinary course of business or otherwise contemplated by the Annual Budget or Business Plan then in effect;

(m)                             any sale or other disposition of any assets or rights of any JV Company in an amount exceeding RMB500,000 except for any sale or disposition of inventory and current assets used in the ordinary course of business or as contemplated in the Business Plan or Annual Budget then in effect;

(n)                                 the making of any loans or advances or extensions of credit by any JV Company (other than extensions of credit to customers in respect of the purchase of goods or services by such customer in the ordinary course of business);

(o)                                 the commencement, settlement or abandonment of any litigation or arbitration involving any JV Company that involves a dispute in an amount exceeding RMB500,000 or any admission of liability by or on behalf of any JV Company in an amount exceeding RMB500,000;

(p)                                 any transaction with any Person otherwise than at arm’s length and for full value involving an amount exceeding RMB500,000 except as contemplated in the Transaction Documents or in the Annual Budget or Business Plan then in effect (provided that any connected transaction involving either Shareholder and/or their Affiliates which is required to be disclosed pursuant to applicable securities exchange rules shall be disclosed accordingly);

(q)                                 the cessation by any JV Company of the businesses as a whole or the carrying on of the businesses on any materially reduced scale as a whole;

(r)                                    the proposal of any compromise or arrangement within the meaning of the Companies Ordinance;

(s)                                   the approval of the statutory accounts of any JV Company;

(t)                                    the recommendation that any JV Company should seek admission of all of or a majority of the issued share capital of such JV Company to any recognized stock exchange and to trading on any recognized stock exchange, and the agreement or recommendation of any matters ancillary to such application (including any relevant changes to the Charter Documents);

(u)                                 unless otherwise provided for in ARTICLE IV, the authorization, declaration or payment of any dividend or other distribution on any Equity Interests of any JV Company; and

(v)                                 the entering into of any contract, agreement, commitment or arrangement to effect any of the foregoing.

Exhibit A

DEED OF ADHERENCE

THIS DEED is made on [•]

BY [•] of [•] (the “New Party”)

WHEREAS:

(A)                                       On [[•], 2014] (1) Nature’s Sunshine Products, Inc., (2) Fosun Industrial Co., Limited and (3) Nature’s Sunshine Hong Kong Limited (the “Company”) entered into an operating agreement governing their relationship as shareholders in the Company and establishing the manner in which the affairs of the Company would be conducted (as amended, supplemented or novated from time to time, the “Operating Agreement”).

(B)                                       [By a transfer dated [•], [•] transferred to the New Party [•] Shares in the Company.]

(C)                                       [By an allotment of shares on [•], the Company allotted [•] Shares to the New Party.]

(D)                                       This Deed is entered into in compliance with the terms of ARTICLE V of the Operating Agreement.

NOW THIS DEED WITNESSES as follows:

1.                                              Words and expressions defined in the Operating Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.                                              The New Party hereby undertakes with (a) the Company and each of the other persons in the Schedule to this Deed and (b) each such other person who may from time to time expressly adhere to the Operating Agreement, to be bound by and comply in all respects with the Operating Agreement, and to assume the benefits of the Operating Agreement, as if the New Party had executed the Operating Agreement and was named as a party to it.

3.                                              Save as expressly set out in the Operating Agreement, in favour of the New Party, none of the Parties to the Operating Agreement:

(a)                                 makes any representations or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Operating Agreement or any agreement entered into pursuant thereto;

(b)                                 makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any member of the its corporate group or otherwise related to the acquisition of Shares; or

(c)                                  assumes any responsibility for the financial condition of the Company or any other member of the Company’s corporate group or any other party to the Operating Agreement or any other document; or

(d)                                 assumes any responsibility for the performance and observance by the Company or any other Party to the Operating Agreement or any other document (save as expressly provided therein) of the Operating Agreement or any other document, and any and all conditions and warranties, whether express or implied by law or otherwise, are to the extent legally possible excluded.

4.                                              For the purpose of the Operating Agreement, the New Party’s address for notices shall be as follows:

Address: [•]

Fax No.: [•]

Email:    [•]

For the attention of: [•]

5.                                              This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

EXECUTED	)
and DELIVERED as a DEED by	)
[Insert name of New Party]	)
acting by two directors/a director and the secretary	)

[Execution block to be amended to reflect nature of New Party]

[Signed by [                                    ] )

in the presence of:                           ]]

[Signed by [ ] and ]
[               ] for and on behalf ]
of the Company ]]